May 24, 2004

Andrew Schneider
73 Hamilton Beach,
Atlantic Avenue, NY 11509

Dear Andrew,

Infinium Labs, Inc. is pleased to confirm our offer to you on the following terms listed below. Please treat the details of this offer as confidential.

1. Employment Duties: Your employment shall be with the Company in the position of Senior Vice President of Marketing reporting to Kevin Bachus.

This offer has been extended based on your general knowledge, background, experience and skill, not due to any knowledge you might have of your current employer's or any previous employer's trade secrets or other company specific information. As a condition of your employment at Infinium Labs, you will be required to sign a Nondisclosure/Confidentiality Agreement in which you agree not to disclose or use confidential or proprietary information or trade secrets of any current or prior employer. In this regard, you should use extreme care not to bring Infinium Labs any documents or other materials belonging to or acquired from any current or prior employer. By accepting this offer, you confirm that you have not disclosed to us or brought with you any confidential or proprietary information or trade secrets of any current or prior employer

2. Start Date: Your effective start date will be June 1, 2004.

3. Salary: In consideration for your services to the Company, you shall receive $7,916.67 gross semi-monthly, paid on the 15th and the last day of the month, from which the Company will withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws. In the event you are terminated by the Company without cause, you shall receive from the Company three (3) months severance pay, minus withholdings as required by law, based on your base salary then in effect. Payments shall be made on the Company's payroll cycle.

4. Stock Option Plan: We are also pleased to offer you the option to purchase three hundred thousand (300,000) shares of stock in Infinium Labs, Inc. of which twenty percent (20%) will vest immediately upon your first day of employment. These options will be granted pursuant to the terms of the Infinium Labs Stock Option Plan.

5. Benefits You will be eligible to participate in the Company benefits program that is reviewed and revised periodically. Please refer to the Benefits Summary.

This offer is contingent upon proof of US citizenship or alien work permission as required under federal regulations.

Please sign and return the copy of this acceptance letter. Keep the original for your records.

We look forward to you joining us. Please call if you have any questions.

Sincerely,
Infinium Labs, Inc.

Offer Accepted: [signature]

Date: 5-25-04

[signature]

Kevin Bachus
President & COO

PHANTOM

Infinium Labs Corporation
[illegible] Main Street Suite [illegible]
Sarasota, FL [illegible]
Email: info@infiniumlabs.com
www.infiniumlabs.com
www.phantom.net